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Exhibit 10.1
Quest Diagnostics Incorporated
2025 Equity Award Agreement
This Equity Award Agreement (the “Agreement”) dated as of #GrantDate# (the “Grant Date”) between Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, NJ 07094 (the “Company”) and the employee to whom the awards described herein are made (the “Employee”) is subject in all respects to the Company’s Amended and Restated Employee Long-Term Incentive Plan (the “Plan”). All references to “Shares” mean shares of the Company’s Common Stock.
This Agreement and the awards described herein are effective as of the grant date but shall be canceled if the Employee fails to complete, not later than thirty (30) days after such awards are communicated electronically to the Employee, all the steps to accept the Options (as hereinafter defined) electronically at the Fidelity Net Benefits website (https://nb.fidelity.com) (the “Site”), including without limitation acknowledging that the Employee has read all of the documentation provided at the Site and confirming acceptance of the Options.
If the Site does not reflect confirmation of acceptance of the Options by Midnight on the thirtieth (30th) day after the awards described herein are communicated electronically to the Employee, this Agreement, and the awards described herein, shall be cancelled.
The Employee’s taking the necessary steps so that the Site reflects confirmation of acceptance for the Options will suffice to reflect the Employee’s acceptance of the RSUs (as hereinafter defined) and the Performance Shares (as hereinafter defined) as well as the Options. Thus, it is not necessary for the Employee to make a separate electronic acceptance of the RSUs or the Performance Shares.
If you are not a United States citizen or resident as such term is defined by the Internal Revenue Code and you are employed outside the United States, please consult the “International Supplement” attached as Appendix B to this Agreement. The International Supplement amends certain terms and conditions of this Agreement as they apply to individuals employed outside the United States.
AWARDS COVERED BY THIS AGREEMENT
SECTION 11.Award of Stock Options. The Company hereby awards stock options (each, an “Option”) to the Employee under the Plan. The number of Options awarded to the Employee is indicated at the Site. Each Option entitles the Employee, subject to the terms and conditions of this Agreement and the Plan, to purchase from the Company at the exercise price set forth for the Options at the Site (the “Exercise Price”) one Share (an “Option Share”). The Options shall vest and become exercisable on the terms set forth in Section 4. The Options shall expire on, and no Option Shares may be purchased pursuant to this Agreement after, the tenth anniversary of the Grant Date (such tenth anniversary is referred to as the “Option Expiration Date”). The Compensation and Leadership Development Committee of the Board of

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Directors of the Company (the “Compensation Committee”) may, in its sole discretion, convert any or all of the Options at any time to a stock-settled stock appreciation grant. The Options are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed and interpreted in accordance with such intention.
SECTION 12.Restricted Share Units. The Company hereby awards restricted share units (each, an “RSU”) to the Employee under the Plan. The number of RSUs awarded to the Employee is indicated at the Site. Each RSU corresponds to one Share and constitutes a contingent and unsecured promise of the Company to pay the Employee one Share for each vested RSU, subject to the terms and conditions set forth in the Plan and this Agreement. The RSUs shall vest and convert to Shares on the terms set forth in Section 4. For purposes of this Agreement, an “RSU Share” means a Share delivered upon conversion of an RSU.
SECTION 13.Performance Shares. Capitalized terms used in this Section 3 without definition have the meanings set forth in Appendix A. The Employee shall be eligible to receive and vest in Shares as provided in this Section 3 and Section 8 based on (a) the number of target performance shares indicated for the Employee at the Site (“Target Performance Shares”) and (b) the Company’s performance during the Performance Period. Performance will be measured as of the end of the performance period that began on January 1, 2025, and will continue through December 31, 2027 (the “Performance Period”). 50% of the Target Performance Shares will be earned based on the annual compounded growth of Net Revenues (“Revenue Growth”) during the Performance Period, determined by comparing the Company’s Net Revenues for the Final Year of the Performance Period (as reported by the Company for the relevant year) with the Company’s Net Revenues for the Baseline Year (as reported by Company for the year). After the Performance Period, Revenue Growth will be calculated and the number of Shares to be issued (subject to vesting under Section 8 and withholding of taxes under Section 15) in respect of the Revenue Growth performance measure shall be based upon the following formula (such Shares, and the Shares determined using the Average ROIC and Relative TSR performance measures described below in this Section 3 being “Earned Performance Shares”):

Annual Compounded Revenue Growth*	“Earnings Multiple”* multiplied by 50% of Target Performance Shares = Earned Performance Shares
Greater Than or Equal to % Equal to %	2 x 50% x Target Performance Shares 1 x 50% x Target Performance Shares
Equal to %	0.25 x 50% x Target Performance Shares
Less Than %	0 x 50% x Target Performance Shares
*The Earnings Multiple for Revenue Growth between the percentages designated in the above table will be interpolated.
30% of the Target Performance Shares will be earned based on the Company’s Average ROIC (as defined in Appendix A) during the Performance Period. After the Performance Period, the Average ROIC will be calculated and the number of Earned Performance Shares to be issued (subject to vesting under Section 8 and withholding of taxes under Section 15) in respect of the Average ROIC performance measure shall be based upon the following formula:

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Average ROIC*	“Earnings Multiple”* multiplied by 30% of Target Performance Shares = Earned Performance Shares
Greater Than or Equal to % Equal to %	2 x 30% x Target Performance Shares 1 x 30% x Target Performance Shares
Equal to %	0.25 x 30% x Target Performance Shares
Less Than %	0 x 30% x Target Performance Shares

*The Earnings Multiple for Average ROIC between the percentages designated in the above table will be interpolated.
The remaining 20% of the Target Performance Shares will be earned based on the Company’s Relative TSR (as defined in Appendix A) during the Performance Period. After the Performance Period, the Relative TSR will be calculated and the number of Earned Performance Shares to be issued (subject to vesting under Section 8 and withholding of taxes under Section 15) in respect of the Relative TSR performance measure shall be based upon the following formula:

Relative TSR* †	“Earnings Multiple”* multiplied by 20% of Target Performance Shares = Earned Performance Shares
Greater Than or Equal to 75th Percentile	2 x 20% x Target Performance Shares
Equal to 50th Percentile	1 x 20% x Target Performance Shares
Equal to 25th Percentile	0.5 x 20% x Target Performance Shares
Less Than 25th Percentile	0 x 20% x Target Performance Shares

*The Earnings Multiple for Relative TSR between the percentiles designated in the above table will be interpolated.
† Notwithstanding the formula set forth in the table, the Earnings Multiple shall be no greater than 1.25x if the Company’s TSR for the Performance Period is negative.
The aggregate number of Earned Performance Shares will equal the sum of the number of Performance Shares earned in respect of the Revenue Growth performance measure, the number of Earned Performance Shares earned in respect of the Average ROIC performance measure and the number of Earned Performance Shares earned in respect of the Relative TSR performance measure. The maximum number of Earned Performance Shares is 2x the number of Target Performance Shares.
STOCK OPTIONS AND RESTRICTED SHARE UNITS
SECTION 14.Vesting of Options and RSUs.
(a)General Vesting Requirements for Options. Except as otherwise provided below, the Options shall vest and become exercisable on the vesting dates set forth below (the “Option Vesting Dates”), provided that the Employee remains in continuous employment with the Company Group (as defined in Section 24) through the applicable Option Vesting Date. Options shall be exercisable only to the extent vested.
Option Vesting Dates            Vesting Percent        Cumulative
First anniversary of Grant Date        33.3%            33.3%
Second anniversary of Grant Date        33.3%            66.6%
Third anniversary of Grant Date        33.4%            100%

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(b)General Vesting Requirements and Conversion Rules for RSUs. Except as otherwise provided in this Agreement, the RSUs shall vest on the vesting dates set forth below (the “RSU Vesting Dates”), provided that the Employee remains in continuous employment with the Company Group through the applicable RSU Vesting Date.
RSU Vesting Dates            Vesting Percent        Cumulative
First anniversary of Grant Date        33.3%            33.3%
Second anniversary of Grant Date        33.3%            66.6%
Third anniversary of Grant Date        33.4%            100%
In the case of an Employee who continues in employment through an RSU Vesting Date, the RSUs that vest on that RSU Vesting Date will convert to Shares as soon as practicable, and in all cases within fourteen (14) days, after the RSU Vesting Date. In the case of RSUs that vest as provided in Sections 4(d) through 4(f), the RSUs, although vested, will not convert to shares by virtue of having vested and instead will convert to Shares as soon as practical, and in all cases within fourteen (14) days, after each remaining RSU Vesting Date following the relevant vesting event specified in Sections 4(d) through 4(f); in other words, the RSUs will convert to Shares as though the Employee’s employment had continued through the applicable RSU Vesting Date. In all cases, upon conversion, the RSU Shares, net of required tax withholding as described in Section 15 below, shall be transferred into the Employee’s account at the Company’s dedicated broker.
(c)Termination of Employment Generally. If the Employee’s employment terminates for any reason other than those described in Section 4(d) through 4(f) prior to the third anniversary of the Grant Date, any Options and any RSUs that have not vested as of the date of termination of employment (the Employee’s “Termination Date”) will be canceled.
(d)Death and Disability. If the Employee’s employment terminates due to death or Disability (as defined in Section 24), all Options and all RSUs shall immediately vest.
(e)Change in Control. If within two years following the date of a Change in Control (as defined in the Plan), the Employee’s employment is terminated by the Company Group (or its successor) without Cause (as defined in Section 24) or the Employee resigns from his or her employment for Good Reason (as defined in Section 24), then all Options and all RSUs shall immediately vest on the Employee’s Termination Date. Notwithstanding the preceding sentence, in the event of a Change in Control in which the Company is not the surviving entity, and the surviving entity or successor to the Company does not agree to assume the Company’s obligations with respect to the Options under this Equity Award Agreement or to grant the Employee a Replacement Award (as defined in Section 24), then all Options and all RSUs shall vest immediately prior to the Change in Control in such a manner that will enable the Employee to participate in the Change in Control with respect to the Shares issuable upon exercise of the Options and conversion of the RSUs on the same basis as other holders of the Company’s outstanding Common Stock.
(f)Retirement. If on or after the first anniversary of the Grant Date, the Employee’s employment with the Company Group terminates due to Retirement (as defined in Section 24), the Employee will immediately vest in any Options and any RSUs that have not vested as of the Termination Date.
SECTION 15.Exercise of Options.     The Employee may exercise Options in accordance with the procedures specified by the Company from time to time. The Exercise Price of Options shall be paid in full with, or in a combination of: (a) cash; (b) Shares that are owned by the Employee and are fully vested and freely transferable by the Employee, duly endorsed or

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accompanied by stock powers executed in blank; (c) a net share settlement procedure; or (d) through the withholding of Shares subject to the Options. The Company in its discretion may permit the Employee (if the Employee owns Shares that are fully vested and fully transferable by the Employee) to “attest” to his/her ownership of the number of Shares required to pay all or part of the purchase price (and not require delivery of the Shares), in which case the Company will deliver to the Employee the number of Shares to which the Employee is entitled, net of the “attested” Shares. If payment is made in whole or in part with Shares (including through the withholding of Shares subject to Options), the value of such Shares shall be the mean of its high and low prices on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Shares) on the day of exercise. No “reload” or other option will be granted by reason of any such exercise.
SECTION 16.Exercise of Option After Termination of Employment, Death, Disability or Retirement. The provisions covering the exercise of the Options following termination of employment are as follows, provided that in no event may any Options be exercised after the Option Expiration Date:
(a)Termination in General. If the Employee’s employment terminates for any reason other than those described in Section 6(b) through 6(d), the Options that have vested simultaneously with or before the Employee’s termination of employment may be exercised for ninety (90) days following such termination (but not beyond the Option Expiration Date) and such vested Options shall thereafter expire and cease to be exercisable.
(b)Death. If the Employee shall die while employed, then any Options that are vested and exercisable (including any Options that become vested and exercisable under Section 4(d)) may be exercised through the fifth anniversary of the date of termination (but not beyond the Option Expiration Date) and shall thereafter expire. If the Employee shall die after termination of employment but while all or any portion of the Options are still exercisable, they shall remain exercisable through the first anniversary of the date of death but not beyond the Option Expiration Date.
(c)Disability. If the Employee’s employment shall terminate due to Disability, then any Options that are vested and exercisable (including any Options that become vested and exercisable under Section 4(d)), may be exercised through the fifth anniversary of the date of termination (but not beyond the Option Expiration Date) and shall thereafter expire.
(d)Retirement. If the Employee’s employment with the Company Group terminates due to Retirement, then any Options that are vested and exercisable (including any Options that become vested and exercisable under Section 4(f)) may be exercised through the fifth anniversary of the date of termination (but not beyond the Option Expiration Date) and shall thereafter expire.

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SECTION 17.Automatic Exercise.
(a)At market open on the earliest of (i) the Option Expiration Date and (ii) the last date that the Option may be exercised as determined pursuant to Section 6 (the “Automatic Exercise Time”) (or market open on the immediately preceding trading date if the Automatic Exercise Time is not on a trading day), if the Exercise Spread Test (as defined in Section 24) is met, then the Options shall be automatically exercised using the method described in clause (d) of Section 5, with additional shares retained for purposes of satisfying the applicable tax withholdings (the “Automatic Exercise”). For the avoidance of doubt, if the Exercise Spread Test is not met, the Options shall expire at the Automatic Exercise Time.
(b)The Automatic Exercise procedure is provided as a convenience for the Employee and as a protection against inadvertent expiration of an Option. The Employee agrees that the Employee is normally responsible for the exercise of the Options and neither the Company nor any of its employees or agents will be liable for any damages if an Automatic Exercise does not occur for any reason and the Option expires.
(c)The Employee acknowledges and agrees that the Automatic Exercise procedure set forth in this Section 7 shall apply to all Options granted to the Employee prior to the date hereof and is incorporated into the Award Agreements for the Prior Awards (as defined below) mutatis mutandis.
PERFORMANCE SHARES
SECTION 18.Vesting of Performance Shares.
(a)Performance Share Vesting Period. Except as otherwise provided in this Agreement, Earned Performance Shares will vest at the end of the vesting period beginning on the Grant Date and continuing through February 12, 2028 (the “Performance Share Vesting Period”), provided that the Employee remains in continuous employment with the Company Group through the end of the Performance Share Vesting Period. Earned Performance Shares, net of required tax withholding as described in Section 15 below, will be transferred into the Employee’s account at the Company’s dedicated broker as soon as practicable after the final calculation of the number of Earned Performance Shares but in any event on or prior to March 15, 2028.
(b)Change in Control. If a Change in Control occurs prior to the end of the Performance Share Vesting Period then a number of Earned Performance Shares shall be calculated as of the Change in Control and shall be equal to the greater of:
(i)the number of Earned Performance Shares that would be awarded if the calculation under Section 3 were based on the most recent fiscal year end results of the Company (rather than the Final Year of the Performance Period); and
(ii)the number of Target Performance Shares.
Such Earned Performance Shares shall not vest solely by virtue of the occurrence of the Change in Control but shall instead remain subject to vesting, and shall be transferred into the Employee’s account at the Company’s dedicated broker, as provided in Section 8(a); provided, however, that in the event of a Change in Control in which the Company is not the surviving entity, and the surviving entity or successor to the Company does not agree to assume the Company’s obligations with respect to the Performance Shares under this Equity Award

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Agreement or to grant the Employee a Replacement Award, such Earned Performance Shares, net of required tax withholding as described in Section 15 below, will be transferred to the Employee’s account at the Company’s dedicated broker within five business days after the consummation of the Change in Control. If within two years following the date of a Change in Control, the Employee’s employment is terminated by the Company Group (or successor to the Employee’s employer within the Company Group) without Cause or the Employee resigns from his or her employment for Good Reason, the Employee shall immediately vest in the number of Earned Performance Shares calculated in accordance with the first sentence of this Section 8(b), and (to the extent not previously transferred pursuant to the preceding sentence) such Earned Performance Shares, net of required tax withholding as described in Section 15 below, will be transferred to the Employee’s account at the Company’s dedicated broker within five business days after the Employee’s Termination Date. If (and only if) the Company continues to file annual reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, following the Change in Control, including for the Final Year of the Performance Period, then following the end of the Performance Period, to the extent that the number of Earned Performance Shares calculated pursuant to Section 3 exceeds the number of Earned Performance Shares calculated pursuant to the first sentence of this Section 8(b), the full amount of Earned Performance Shares resulting from the calculation in accordance with Section 3 (net of the number of Earned Performance Shares, if any, previously delivered or withheld for taxes under the preceding two sentences) will be so transferred as provided in Section 8(a). If the Employee terminates employment prior to the Change in Control, the Earned Performance Shares will vest, be pro-rated or be canceled, as applicable, in accordance with Section 8(c).
(c)Adjustments to Earned Performance Shares and Vesting of Earned Performance Shares on Termination of Employment. The Employee (or, in the case of death, the Employee’s beneficiary or estate) shall be entitled to receive 100% of the Earned Performance Shares calculated pursuant to Section 3, and such Earned Performance Shares shall not be subject to a service-based vesting requirement, if prior to the end of the Performance Share Vesting Period (x) the Employee’s employment terminates by reason of death or Disability or (y) the Employee’s employment terminates by reason of Retirement on or after the first anniversary of the Grant Date. Such Earned Performance Shares (if any) will be delivered as provided in Section 8(a) or Section 8(b), if applicable. The number of Earned Performance Shares calculated pursuant to Section 3 to which the Employee is entitled will be adjusted in the following circumstances:
(i)Termination of Employment Generally. If the Employee’s employment terminates prior to the end of the Performance Share Vesting Period for any reason other than death, Disability, Retirement on or after the first anniversary of the Grant Date or the circumstances described in Section 8(b) or 8(c)(ii), all of the Target Performance Shares will be canceled and none of the Earned Performance Shares will vest.
(ii)Involuntary Termination without Cause or Divestiture. If prior to the end of the Performance Share Vesting Period the Employee’s employment is terminated by the Company Group without Cause or as a result of a divestiture and the Employee is employed by the divested or purchasing entity, then, notwithstanding the provision of Section 8(c)(i), the Employee shall vest in the number of Earned Performance Shares determined by multiplying the Earned Performance Shares by a fraction (A) the numerator of which is the number of full months that the Employee was employed by the Company Group during the Performance Share Vesting Period and

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(B) the denominator of which is the number of months in the Performance Share Vesting Period; and the balance of the Earned Performance Shares will be canceled.
TERMS AND CONDITIONS APPLICABLE TO ALL AWARDS
SECTION 19.Cancellation. The Employee acknowledges and agrees that, in consideration for the Employee’s being granted the award covered by this Agreement, the Employee shall abide by the terms and conditions of the restrictive covenant agreement attached hereto as Appendix C (the “Restrictive Covenant Agreement”), which terms and conditions are incorporated herein by reference. Notwithstanding anything to the contrary contained herein, this Agreement shall expire and be canceled, the Employee will not vest in any additional Options, the Employee may not exercise any Options, whether or not vested, and all RSUs, RSU Shares, Target Performance Shares (whether or not vested or earned) and Earned Performance Shares shall be canceled if:
(a)the Employee shall cause the Company or any other member of the Company Group to suffer financial harm or damage to its reputation (either before or after termination of employment) through (x) dishonesty, (y) violation of law in the course of the Employee’s employment or violation of the Company’s Corporate Compliance Manual and compliance bulletins or other written policies or (z) material deviation from the duties owed the Company Group by the Employee; or
(b)the Employee is subject to the Executive Share Ownership Policy, as such policy may be amended from time to time (the “Ownership Policy”), and the Employee makes any false attestation under the Ownership Policy; or
(c)the Employee violates the terms of the Restrictive Covenant Agreement or any other confidentiality, non-solicit or non-compete obligation, or any other restrictive covenant set forth in any agreement between the Employee and the Company or any other member of the Company Group, or otherwise pursuant to any written policy of the Company or any other member of the Company Group (each, a “Restrictive Covenant”).
The Company may require the Employee to provide a written certification or other evidence, from time to time in the Company’s sole discretion, to confirm that no cancellation event identified in clauses (a), (b) or (c) above has occurred, including upon or following a termination of employment for any reason and/or during a specified period of time prior to the exercise of any Options or the scheduled delivery of any Option Shares, RSU Shares or Earned Performance Shares. If the Employee fails to provide any required certification or other evidence by the specified deadline, the Company shall have the right to cancel the Employee’s awards and/or, as discussed in the next paragraph, to cause the exercise of any Option and the delivery of any Option Shares, RSU Shares or Earned Performance Shares under this Agreement to be rescinded (and if the Employee has previously sold the Shares issued pursuant to this Agreement, the Employee would be required to pay back to the Company the pre-tax proceeds received from the sale of such Shares).
The Employee understands that the cancellation of any awards or rights under this Agreement is only one of the remedies that potentially may be asserted against the Employee for injuries or damages sustained by the Company or any other member of the Company Group as a result of any action described in this Section 9 or a violation of any Restrictive Covenant. Such cancellation shall be in addition to any equitable and legal rights the Company or any other member of the Company Group has or may have and shall not constitute a release of any claim that the Company or any other member of the Company Group may have for damages, past,

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present, or future. In addition, a breach by the Employee of any provisions of any Restrictive Covenant that occurs after any exercise of any Option or delivery of Shares pursuant to this Agreement (including any breach occurring after termination of employment) shall cause the exercise of the Option and the delivery of any Option Shares, RSU Shares or Earned Performance Shares under this Agreement to be rescinded (and if the Employee has previously sold the Shares issued pursuant to this Agreement, the Employee would be required to pay back to the Company the pre-tax proceeds received from the sale of such Shares).
SECTION 110.Executive Share Ownership Policy.
(a)Employees Subject to Ownership Policy. In consideration of the grant of the awards under this Agreement, the Employee agrees that, if the Employee is or becomes subject to the Ownership Policy, the Options and all Option Shares, the RSUs and all RSU Shares, the Target Performance Shares and all Earned Performance Shares shall be subject to cancellation pursuant to Section 9(b) of this Agreement and all Options, Option Shares, RSUs, RSU Shares, Target Performance Shares, Earned Performance Shares and shares of restricted stock granted to the Employee by the Company prior to the date hereof (the “Prior Awards”) shall be subject to cancellation pursuant to Section 9(b) of this Agreement (for false attestation under the Ownership Policy), the Shares obtained on exercise of such Prior Awards after the date hereof shall be subject to the Ownership Policy pursuant to Section 10(b) of this Agreement and the terms of Sections 9 and 10(b) hereof are made a part of the terms of each of the Prior Awards.
(b)Shares Subject to Ownership Policy. If the Employee is subject to the Ownership Policy, any Shares issued under this Agreement or pursuant to any Prior Award (in each case net of tax withholdings) are subject to such Policy. The Employee hereby acknowledges and agrees that the investment risk associated with the retention of any Shares, whether pursuant to the Ownership Policy or otherwise, is the sole responsibility of the Employee and the Employee hereby holds the Company and each other member of the Company Group harmless against any claim of loss related to the retention of the Shares.
SECTION 111.Non-Transferability; Voting Rights and Dividends.
(a)Non-Transferability. The awards and rights under this Agreement shall not be transferable other than by will or the laws of descent and distribution. The Options may be exercised during the lifetime of the Employee only by the Employee except in the case of the Employee’s Disability, in which case the Options may be exercised by the Employee’s legal representative.
(b)Voting and Dividend Rights. The Employee will not have any voting, dividend or other rights as a stockholder with respect to any Option Shares, RSUs, RSU Shares, Target Performance Shares or Earned Performance Shares prior to the date on which he/she is recorded as the holder of such Option Shares, RSU Shares or Earned Performance Shares on the records of the Company; provided, however, that until RSUs convert to Shares, if the Company declares and pays a regular or ordinary dividend on its Common Stock, the Employee will be paid a dividend equivalent for vested and unvested RSUs, but no dividend equivalents will be paid on any RSUs that are canceled. The Employee understands that the Option Shares will not be issued to the Employee until after (and to the extent that) Options are exercised, that Shares will not be issued to the Employee in respect of RSUs until after (and to the extent that) RSUs convert to Shares and that, except as provided in Section 8(b), Earned Performance Shares will not be issued to the Employee until after the final calculation of the Earnings Multiple as contemplated by Section 3 and any adjustment under Section 8, it being understood that such issuance shall occur in any event on or prior to March 15, 2028. The Employee further understands that all deliveries of Shares under this Agreement shall be net of required tax

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withholding as described in Section 15 below. Until Shares have been delivered to or on behalf of the Employee in respect of any RSUs or Earned Performance Shares, the Employee shall have only the rights of a general unsecured creditor.
(c)Assignment. Until Shares are transferred to the Employee’s account at the Company’s dedicated broker or the Employee otherwise receives possession of any such Shares, the Employee shall have no right to sell, assign, transfer, pledge or otherwise encumber Shares in any manner. Any purported attempt to sell, assign, transfer, pledge or otherwise encumber any award under this Agreement will be void and shall result in the cancellation of such award. Unless otherwise provided at the time of such transfer or delivery to the Employee of any Shares issued in respect of vested RSUs or Earned Performance Shares or Shares issued upon full or partial exercise of the Options, upon such transfer or delivery to the Employee the Shares will not be subject to any restrictions on transfer other than those that may arise under the securities laws or the Company’s policies, but the Shares shall remain subject to cancellation as provided in Section 9.
SECTION 112.Consideration. In consideration for the awards under this Agreement, the Employee hereby agrees to be bound by the Restrictive Covenant Agreement and all other Restrictive Covenants applicable to the Employee.
SECTION 113.Clawback. By accepting the awards under this Agreement the Employee agrees that all awards hereunder, and any other awards granted to the Employee under the Plan or any other equity or cash incentive plan of the Company (whether before or after the date of this Agreement), shall be subject to cancellation and recoupment by the Company, and shall be repaid by the Employee to the Company, to the extent required by law, regulation or listing requirement, or as determined in accordance with any Company incentive compensation recoupment policy, in each case, as in effect from time to time.
SECTION 114.The Plan. The Plan is incorporated herein by reference. The Employee acknowledges that he/she has read the terms of the Plan and that those terms shall govern in the event of any conflict with the terms of this Agreement. Capitalized terms not defined in this Agreement have the meanings set forth in the Plan.
SECTION 115.Taxes. The partial or full exercise of any Option, the transfer of Shares upon conversion of any vested RSUs and the delivery of any Earned Performance Shares under this Agreement will result in the Employee’s recognition of income for U.S. federal income tax purposes and shall be subject to tax and tax withholdings as appropriate. The Company or any other member of the Company Group that employs the Employee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required or permitted by law to be withheld with respect to the exercise of any Options. On the delivery of Shares upon conversion of any RSUs and upon payment of any Earned Performance Shares, the Company will reduce the number of Shares to be delivered to the Employee by the amount of the taxes due (with the Shares valued at the mean of its high and low prices on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Shares) on the date that the Shares are valued for purposes of reporting compensation for Federal income tax purposes). The Company or any other member of the Company Group that employs the Employee shall have the authority to make arrangements for payment of the Employee’s share of any employment/payroll taxes (including Federal Insurance Contributions Act taxes), whether imposition of such taxes occurs upon exercise of Options, conversion of RSUs, transfer of Earned Performance Shares or at some other time. In particular, the Employee authorizes his or her employer to withhold such taxes from any payroll or other payment or compensation owed to the Employee, subject to the limitations imposed under Section 409A of the Code.

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SECTION 116.Consent Requirement. If the Company shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of the Options, the issuance or purchase of Shares or other rights hereunder, or the taking of any other action hereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Company. The term “consent” as used herein with respect to any action referred to in this Section 16 means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the Employee with respect to the disposition of Shares, or with respect to any other matter, which the Company shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (d) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Company. Nothing herein shall require the Company to list, register or qualify the Shares on any securities exchange.
SECTION 117.Invalidity and Enforcement. If any provision of this Agreement is deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or to modify, as set forth in this Section, the offending provision or provisions and to alter the bounds of this Agreement in order to render it valid and enforceable. The Company and the Employee specifically request that any court having jurisdiction over any dispute relating to this Agreement modify, if possible, any offending provision so that such provision will be enforceable to the maximum extent permitted by law.
SECTION 118.No Entitlements. This Agreement is not an employment agreement, and nothing in this Agreement or the Plan shall alter an Employee’s status as an “at-will” employee of the Company Group subject to the rights (if any) that the Employee may have under any employment agreement existing between any member of the Company Group and the Employee.
SECTION 119.Entire Agreement. Other than with respect to any Restrictive Covenant and the Ownership Policy, this Agreement constitutes the entire agreement between the Company and the Employee regarding the Options, the RSUs and the Performance Shares. No modification of this Agreement will have any force or effect unless such modification is in writing, signed by the Chief Executive Officer (or by the Senior Vice President, Chief Human Resources Officer or successor officer) of the Company and the Employee, and expressly indicates an intent to modify this Agreement.
SECTION 120.Interpretation. Any dispute, disagreement or matter of interpretation which shall arise under the Agreement shall be finally determined by the Compensation Committee in its absolute discretion.
SECTION 121.Governing Law. This Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of New Jersey applicable to contracts made and to be performed entirely within such state (without reference to its principles of conflicts of law). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New Jersey state court or federal court of the United States of America sitting in New Jersey, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New Jersey state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in

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any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in state or federal court in New Jersey. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 122.Enforcement by Successors and Assigns. The Company and any of its successors or assignees may enforce the Company’s rights under this Agreement.
SECTION 123.Section 409A. It is the intention and understanding of the parties that the RSUs are either exempt from or comply with the provisions of Section 409A of the Code, and that none of the Options or the Performance Shares provide for a deferral of compensation subject to Section 409A of the Code. This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Employee of any tax, interest or penalty under Section 409A of the Code in respect of any Options, RSUs or Performance Shares. Notwithstanding any other provision of this Agreement, the Employee’s consent shall not be required for any amendment to this Agreement which, in the reasonable, good faith judgment of the Company, is necessary or appropriate to avoid the imposition on the Employee of any tax, interest or penalty under Section 409A of the Code.
SECTION 124.Defined Terms. As used in this Equity Award Agreement, the following terms have the meanings indicated below:
(a)Cause. “Cause” means:
(i)as to any Employee who is a party to an employment agreement with the Company or any other member of the Company Group which contains a definition of “cause,” the definition set forth in such employment agreement;
(ii)as to any Employee who is not a party to such an employment agreement but who is eligible to receive severance under a severance plan of the Company or any other member of the Company Group (other than the Quest Diagnostics Severance Pay Plan) which contains a definition of “cause”, the definition set forth in such severance plan; and
(iii)as to any other Employee:
(A)repeated failure or refusal to perform duties and responsibilities of his or her job as required by the Employee’s employer (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness);
(B)violation of any fiduciary duty or duty of loyalty owed to the Company or any other member of the Company Group, including without limitation any acts of theft or dishonesty;
(C)conduct or misconduct that is or threatens to be injurious to the Company or any other member of the Company Group or that harms or threatens to harm the reputation or financial position of the Company or any other member of the Company Group;

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(D)the commission of conduct that meets the definition of any felony under state or federal law, or conviction of, or plea of nolo contendere to, any other criminal charge that is or threatens to be injurious to the Company or any member of the Company Group;
(E)willful conduct that violates the Company’s Corporate Compliance Manual, compliance bulletins or other written policies;
(F)(x) obstructing or impeding, (y) endeavoring to influence, obstruct or impede or (z) failing to cooperate with a Company investigation, whether or not related to the Employee’s employment, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation;
(G)being found liable in any Securities and Exchange Commission or other civil or criminal securities law action; or
(H)other egregious conduct that has or could have a serious and detrimental impact on the Company or any other member of the Company Group.
(b)Company Group. The “Company Group” means (i) the Company, (ii) any company or other entity in which the Company owns at least a 50% interest within the meaning of Section 424(f) of the Code, and (iii) any company or other entity in which the Company owns at least a 20% interest within the meaning of Section 424(f) of the Code and which the Administrator has designated as a member of the Company Group for purposes of awards under the Plan. References to employment by or with the Company Group shall be understood to refer to employment by or with the Company or any other member of the Company Group.
(c)Disability. “Disability” means permanent and total disability as determined under the Company’s long-term disability program for employees then in effect.
(d)Exercise Spread Test. “Exercise Spread Test” means the price of a Share at the Automatic Exercise Time (or market open on the immediately preceding trading date if the Automatic Exercise Time is not on a trading day) is greater than the Exercise Price.
(e)Good Reason. “Good Reason” means:
(i)as to any Employee who is a party to an employment agreement with the Company or any other member of the Company Group which contains a definition of “good reason,” the definition set forth in such employment agreement;
(ii)as to any Employee who is not a party to such an employment agreement but who is eligible to receive severance under a severance plan of the Company or any member of the Company Group which contains a definition of “good reason,” the definition set forth in such severance plan; and
(iii)as to any other Employee, the termination of the Employee’s employment by the Employee after one of the following events, provided that the Employee’s termination of employment occurs within sixty (60) days after the occurrence of any such event:
(A)any material change in the duties, responsibilities or status (including reporting responsibilities) of the Employee that is inconsistent

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in any material and adverse respect with the Employee’s position(s), duties, responsibilities or authority with his or her employer immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties, responsibilities (other than reporting responsibilities) or status that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (d);
(B)a material reduction in the Employee’s aggregate rate of annual base salary, annual bonus opportunity and equity incentive compensation target opportunity (including any material and adverse change in the formula for such targets) as in effect immediately prior to such Change in Control;
(C)the Employee’s employer requiring the Employee to be based at any office or location more than fifty (50) miles from the office where the Employee is located at the time of the Change in Control and as a result causing the Employee’s commute from his residence at the time of the Change in Control to the new location to increase by more than fifty (50) miles; or
(D)a material reduction in the Employee’s retirement, welfare, perquisite (if any) and other benefits taken as a whole, unless the Employee is permitted to participate in other plans providing the Employee with materially equivalent benefits in the aggregate (at materially equivalent or lower cost with respect to welfare benefit plans);
provided, however, that an event described in (A) through (D) above shall permit an Employee to terminate his or her employment for Good Reason only if written notice of such event has been provided by the Employee to his or her employer and the employer failed to cure such action within thirty (30) days following receipt of such notice.
(f)Replacement Award. “Replacement Award” means an equity award that is made by the surviving entity in a Change in Control in substitution for Options, RSUs or Performance Shares covered by this Equity Award Agreement and that, in the sole judgment of the Compensation Committee, affords the Employee economic opportunity and protections in the event of termination of employment that are at least as favorable to the Employee in the aggregate as the economic opportunity and protections afforded by the terms of the Options, RSUs or Performance Shares, as the case may be, set forth in this Equity Award Agreement.
(g)Retirement. “Retirement” means the voluntary cessation of employment by the Employee upon the attainment of age sixty (60) and the completion of not less than five (5) completed years of service with the Company or any other member of the Company Group; provided, however, that there is no basis for the Company or any member of the Company Group to terminate the employment of the Employee for Cause at the time of the Employee’s voluntary cessation of employment.
SECTION 125.Leave of Absence and Transfer.
(a)Leave of Absence. Unless the Administrator expressly provides otherwise, the Employee’s employment with the Company Group will be deemed to have terminated when the Employee is no longer employed by or in a service relationship with the

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Company or another member of the Company Group (including by reason of a member of the Company Group ceasing to be such a member); provided, however, that the Employee’s employment will not be deemed to have terminated during a bona fide leave of absence approved by the Employee’s direct employer for medical, personal, educational and/or other permissible purposes pursuant to policies of the Company Group as in effect from time to time if such absence does not exceed six months or, if longer, so long as the Participant retains a right by statute or by contract to return to employment or other service relationship with the Company Group. The Employee’s leave of absence shall be considered “bona fide” only if there is a reasonable expectation that the Employee will return to perform services for the employer.
(b)Transfers. If the Employee shall be transferred from the Company to another member of the Company Group or vice versa or from one member of the Company Group to another, the Employee’s employment shall not be deemed to have terminated for purposes of this Equity Award Agreement. If, while the Employee is employed by a member of the Company Group, such entity shall cease to be a member of the Company Group (whether by virtue of a sale, spin-off or other disposition or otherwise) and the Employee is not thereupon transferred to and employed by the Company or another member of the Company Group, then the Employee’s employment will be treated as a termination due to a divestiture on the date that the Employee’s employer ceases to be a member of the Company Group, and the provisions of Section 8(c)(ii) (Performance Shares) shall govern, as applicable.
SECTION 126.Acknowledgements. By accepting this Equity Award Agreement, the Employee agrees that he/she has received and reviewed a copy of:
(a)the Prospectus (link to Prospectus: “Prospectus”) relating to the Company’s Employee Equity Participation Program;
(b)the Quest Diagnostics Incorporated 2024 Annual Report on Form 10-K (link to 2024 Annual Report: “Quest Diagnostics Incorporated 2024 Annual Report on Form 10-K”); and
(c)the Company’s Policy for Purchasing and Selling Securities (the “Policy”) (link to Trading Policy: “Quest Diagnostics Incorporated Policy on Securities Trading”). The Employee further agrees to fully comply with the terms of the Policy.

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Appendix A
Quest Diagnostics Incorporated
Performance Shares Award Terms
2025 - 2027 Performance Period
Baseline Year – 2024.
Final Year – The Company’s Fiscal Year ended December 31, 2027.
Performance Period – January 1, 2025 through December 31, 2027.
ROIC – NOPAT/Invested Capital.
Net Revenues – The net revenues of the Company’s business.
Net Revenues for the Baseline Year – The Company’s Net Revenues during the Baseline Year were $ 9,872.0 million.
NOPAT – (Income from continuing operations – net income attributable to non-controlling interests) + (gross interest expense x (1 – statutory tax rate)).
Invested Capital – Average total Quest Diagnostics stockholders equity + average total debt.
Average ROIC – Average of the Annual Average ROIC for each year in the Performance Period.
Annual Average ROIC – For a given year within the Performance Period, NOPAT/Invested Capital.
Peer Index – The companies listed in the S&P 500 Health Care Industry Index at the start of the Performance Period. The Compensation Committee may, in its sole discretion, adjust the Peer Index in the event of: (i) the merger of two members of the Peer Index; (ii) the acquisition of a member of the Peer Index by another member of the Peer Index; (iii) the acquisition of a member of the Peer Index by a company that is not a member of the Peer Index; and (iv) a split of a member of the Peer Index (in which case the Compensation Committee may, in its sole discretion, include both companies in the Peer Index). A Peer Company shall remain in the Peer Index following its bankruptcy or delisting (and shall be listed at the bottom of the Peer Index).
Relative TSR – The percentile rank of the Company’s TSR as compared to the TSR of each member of the Peer Index, determined by dividing the number of members of the Peer Index with TSR equal to or lower than the Company’s TSR for the Performance Period by the total number of members of the Peer Index minus 1.
Total Shareholder Return or TSR – The change in a company’s stock price over the Performance Period (counting any dividends paid as if such dividends were reinvested at the time of issuance) divided by that company’s stock price at the beginning of the Performance Period, expressed as a percentage. The stock price at the beginning of the Performance Period shall be calculated using the relevant company’s 20 trading-day average closing stock price

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leading up to, but not including, January 1, 2025. The stock price at the end of the Performance Period shall be calculated using the relevant company’s 20 trading-day average closing stock price leading up to, and including, December 31, 2027.
Performance Share Vesting Period – February 12, 2025 through February 12, 2028.

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Appendix B
International Supplement

This International Supplement amends certain terms and conditions of, and is made a part of, the Quest Diagnostics Incorporated Equity Award Agreement dated as of #GrantDate#, (the “Agreement”) to which this International Supplement is attached as Appendix B. This International Supplement applies to awards made to individuals who are not United States citizens or residents, as such term is defined by the Internal Revenue Code, and who are employed outside the United States. Capitalized terms that are used without definition in this International Supplement have the meanings set forth in the Agreement.
A.    Provisions applicable to all individuals who are not United States citizens or residents.
1.    Disability. Section 4(d) is amended to provide that if the Employee’s employment shall terminate as a result of a medical condition for which the Employee receives disability income benefits from a governmental program, all Options and all RSUs shall vest. All references in the Agreement to Section 4(d), including without limitation the reference to Section 4(d) set forth in Section 6(c), shall be understood as referring to Section 4(d) as so amended.
2.    Taxes. The first two sentences of Section 15 are replaced in their entirety to read as follows: “Depending on applicable tax rules, the Employee may recognize income for income tax purposes upon the grant, vesting, exercise or settlement of the awards covered by this Agreement, and the Employee shall be subject to tax and tax withholdings as appropriate.” References in Section 15 to Federal income tax and Federal Insurance Contribution Act taxes shall be understood as references to the comparable taxes in the jurisdiction in which the Employee is employed.
B.    Provisions applicable to individuals who are citizens or residents of Finland.

1.Definition of Termination Date. The definition of “Termination Date” in Section 4(c) is replaced in its entirety with the defined term “Expiry Date”, which shall mean the date of the Employee’s expiry of employment. All references in the Agreement to Termination Date shall be understood as referring to Expiry Date.

2.Leave of Absence and Transfer. Each use of the term “terminated” in Section 25 is replaced with the term “expired.” Section 25 is amended to provide that, in addition to the enumerated permissible bona fide leaves of absence, an Employee’s employment will not be deemed to have expired as a result of a bona fide leave of absence permitted pursuant to statute.

3.Definition of Good Reason. Section 24(e)(iii) is amended to provide that the events set forth in Sections 24(e)(iii)(A) through (D) shall provide grounds for a termination by the Employee with Good Reason if the Employee serves notice of Employee’s termination of employment within sixty (60) days of the occurrence of any such event and the employer fails to cure the event giving rise to Good Reason within thirty (30) days following receipt of such notice.

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C.Provisions applicable to individuals who are citizens or residents of Canada.
1.The Plan. Section 14 is amended to provide that in the event of a conflict between the terms of this Appendix B section C and the terms of this Award Agreement or the Plan, the terms of this section C shall prevail.
2.Income Tax Act. The terms of the Plan are intended to comply with section 7 of the Income Tax Act (Canada) and in the alternative, the exception to the definition of “salary deferral arrangement” contained in paragraph (k) of section 248(1) of the Income Tax Act (Canada) or successor provision thereto.
3.Definition of Termination Date. The definition of “Termination Date” in Section 4(c) shall mean the date that immediately follows the date on which the Employee ceases to actively provide services. The term “actively provide services” shall mean actively reporting to work and performing the Employee’s customary duties, and shall expressly include the minimum period of statutory notice, if any, required by applicable employment standards legislation, but shall specifically exclude any additional period (x) in respect of which the participant may be entitled to receive contractual, civil or common law notice, or (y) in respect of which the participant may be entitled to receive compensation or indemnities in-lieu-of such notice, severance or termination pay, wrongful or constructive dismissal damages, damages for the failure to provide reasonable notice, salary continuation, deemed employment or deemed service (in each case, whether arising by way of contract, at common law or under civil law).
4.Definition of Restrictive Covenants. Section 9 is amended to define Restrictive Covenant as the restrictive covenant contained in the Employee’s employment agreement. If there is no restrictive covenant in the Employee’s employment agreement, no restrictive covenant shall apply.
5.Definition of Cause. Section 24(a)(ii) and (iii) shall be replaced with the following: (ii) as to any other Employee, just cause for termination at common law.
6.Definition of Disability. Section 24(c) shall be replaced with the following: “Disability” means permanent and total disability as determined under the applicable Company long-term disability program for employees then in effect.

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Appendix C
RESTRICTIVE COVENANT AGREEMENT
This Restrictive Covenant Agreement (“Agreement”), which is effective as of #GrantDate#, is by and between Quest Diagnostics Incorporated, a Delaware corporation with its principal place of business at 500 Plaza Drive, Secaucus, New Jersey, and its subsidiaries, affiliates, divisions, successors, and related entities (hereafter collectively referred to as “Quest Diagnostics”) and the recipient of the Quest Diagnostics 2025 Equity Award Agreement to which this Restrictive Covenant Agreement is attached as Exhibit C (“Employee”).
WHEREAS, Employee is eligible for an award of equity and/or equity-based options from Quest Diagnostics; and
WHEREAS, Employee agrees and acknowledges that the nature of Employee’s position gives the Employee access to and knowledge of trade secrets and confidential information and places the Employee in a position of trust and confidence with Quest Diagnostics; and

WHEREAS, it is essential to the protection of Quest Diagnostics’ trade secrets, confidential information and competitive standing in its market to have reasonable restrictive covenants in place for certain key employees; and
WHEREAS, Employee agrees and acknowledges that Quest Diagnostics has a legitimate interest to protect its confidential information and competitive standing; and
WHEREAS, Employee agrees and acknowledges that these interests are best protected through an agreement.
NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bound thereby, the parties agree as follows.
1.Necessary Term
. Employee has been informed and is aware that this Agreement is a necessary term and condition of Employee’s commencement of employment with Quest Diagnostics.
2.Additional Definitions. As used in this Agreement, the following terms shall have these respective definitions:
1.“Business” means the provision of diagnostic testing, information, and services in healthcare; clinical trials; wellness and risk management programs; or any other business activity of Quest Diagnostics in the twenty-four (24) months prior to Employee’s Termination of Employment.
2.“Customer” means any entity or person that has contracted, is in the process of contracting, or has otherwise agreed to enter into a business arrangement with Quest Diagnostics pursuant to which Quest Diagnostics is or will be providing services to the entity or person.

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3.“Confidential Information” means all ideas, inventions, data, databases, know- how, processes, methods, practices, specifications, raw materials and preparations, compositions, designs, devices, fabrication techniques, technical plans, algorithms, computer programs, protocols, client information, medical records, documentation, customer names and lists, supplier names and lists, price lists, supplier names and lists, apparatus, business plans, marketing plans, financial information, chemical and biological reagents, business methods and systems, literary and graphical and audiovisual works and sound recordings, mask works, computer programs, and the like, and potential trade names, trademarks, and logos, in whatever form or medium and which have commercial value, and whether or not designated or marked “Confidential” or the like, which Employee learns, acquires, conceives, creates, develops, or improves while employed by Quest Diagnostics and which (1) relate to the past, current, or prospective business of Quest Diagnostics and (a) which have not previously been publicly disclosed without restrictions on use by Quest Diagnostics, or (b) which Employee knows or has good reason to know are not generally publicly known; or (2) are received by Quest Diagnostics from a third party under an obligation of confidentiality to the third party which Employee knows or reasonably should have known are confidential to such third party. “Confidential Information” shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by Employee or any person or entity acting in concert with Employee).
4.“Indirectly solicit” includes, but is not limited to, assisting other persons or entities to engage in the solicitation in which Employee herself or himself cannot engage pursuant to this Agreement by any manner, including, but not limited to, disclosing Quest Diagnostics’ Confidential Information.
5.“Prohibited Activity” means (a) the performance of any services that are the same or similar to the job duties Employee performed for Quest Diagnostics in the four years prior to Employee’s Termination of Employment and (b) the performance of any services that would inevitably require Employee to disclose Quest Diagnostics’ Confidential Information.
6.“Termination of Employment” means the conclusion of Employee’s employment with Quest Diagnostics, whether by dismissal or resignation and whether voluntary or involuntary.
7.“Restricted Period” means during the Employee’s employment with Quest Diagnostics and for a period of one (1) year following the Termination of Employment. For California employees, the “Restricted Period” is limited to during the Employee’s employment with Quest Diagnostics.
3.Confidential Information/Non-Disclosure. Employee recognizes and acknowledges that, during his or her employment with Quest Diagnostics, Employee will be given access to and/or may develop Confidential Information. Employee shall not use or disclose (directly or indirectly) any Confidential Information (whether or not developed by Employee) at any time (either while employed by Quest Diagnostics or thereafter) or in any manner, except as authorized and required in the course of employment with Quest Diagnostics and on Quest

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Diagnostics’ behalf. All documents and things embodying Confidential Information, whether prepared by Employee or otherwise coming into Employee’s possession, are the exclusive property of Quest Diagnostics, and shall not be removed from any of its premises except as required in the course of employment with Quest Diagnostics. All such documents and things shall promptly be returned by Employee to Quest Diagnostics either upon the request of Quest Diagnostics or upon any Termination of Employment. Employee shall not remove any Confidential Information or retain such Confidential Information in whole or part in any manner after the Termination of Employment. Employee shall ensure that at all times the treatment of Confidential Information by Employee or by other persons or entities with Employee’s knowledge, assistance or approval shall comply with this Agreement and all applicable laws.
4.Non-Competition. During the Restricted Period, Employee shall not engage in Prohibited Activity, directly or indirectly, and in any capacity, whether as an employee, consultant, independent contractor, or otherwise, on behalf of or for the benefit of himself/herself or any entity engaged in Business or planning to be engaged in Business. Employee acknowledges that Quest Diagnostics conducts business throughout the United States of America and elsewhere and that this non-competition restriction shall apply to any geographic market within the United States of America where Quest Diagnostics conducts business at the time of Termination of Employment.
5.Customer Non-Solicitation. During the Restricted Period, Employee shall not, for his/her benefit or for the benefit of any other person or entity, directly or indirectly, solicit, attempt to solicit, divert, or interfere with Quest Diagnostics’ business relationship with any Customer about whom Employee acquired knowledge and/or with whom Employee had direct or indirect contact during the one year period prior to the Termination of Employment.
6.Employee Non-Solicitation. During the Restricted Period, Employee shall not, for his/her own benefit or the benefit of any other person or entity, directly or indirectly, solicit, attempt to solicit, divert, (and, if not a California employee, Employee will not hire), or interfere with Quest Diagnostics’ business relationship with any of its employees. For the avoidance of any doubt, this restriction applies regardless of whether or not a Quest Diagnostics employee initiates contact with Employee.
7.Return of Property. Upon his/her Termination of Employment, Employee shall return to Quest Diagnostics, with Employee retaining no copies, all Quest Diagnostics’ property and property belonging to any third-party which Employee obtained by virtue of being an employee of Quest Diagnostics. For avoidance of any doubt, Employee shall return all property, whether physical or electronic, and shall permanently delete any electronic data that is Quest Diagnostics’ or applicable third-party property upon Termination of Employment.
8.Disclosure of Subsequent Employment. Employee shall, for a period of one (1) year following his/her Termination of Employment, notify in writing to the General Counsel of Quest Diagnostics of the identity and contact information of any new employer or any entity to which Employee agrees to provide services before Employee accepts the job or engagement and before Employee starts providing services for that employer or entity. Employee agrees that this requirement is reasonable and necessary so that Quest Diagnostics

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can assess whether Employee’s new work arrangement may violate this Agreement. Any action or inaction by Quest Diagnostics in response to such notice by an Employee shall not constitute a waiver of any obligation of Employee to Quest Diagnostics unless such waiver is in writing and executed by an officer of Quest Diagnostics and Employee. Employee further agrees that his/her refusal to disclose the identity of the new employer or entity shall indicate the Employee does not intend to abide by any of the terms of this Agreement. Employee further agrees and authorizes Quest Diagnostics to provide this Agreement to any subsequent employer or entity for which Employee is providing, or has agreed to provide, services so that such employer or entity is aware of Employee’s obligations under this Agreement.
9.Irreparable Harm/Attorneys’ Fees/Tolling. Employee agrees and acknowledges that the injury that would be suffered by Quest Diagnostics as a result of breach of the provisions set forth in Paragraphs 3, 4, 5, 6, 7, and/or 8 would be irreparable and that an award of monetary damages to Quest Diagnostics would be an inadequate remedy. Consequently, Quest Diagnostics shall have the right, in addition to any other rights it may have, to obtain injunctive relief from any court of competent jurisdiction to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. Without limiting Quest Diagnostics’ rights under this Paragraph or any other remedies available to Quest Diagnostics, Employee agrees and acknowledges that she/he shall be responsible for reimbursing Quest Diagnostics for its reasonable attorneys’ fees and litigation costs associated with enforcing this Agreement in the event Quest Diagnostics obtains an injunction or final judgment that Employee violated this Agreement. Employee also agrees that the time periods in Paragraphs 4, 5, 6, and 8 shall be tolled and extended, respectively, for the period of time over which Employee is in breach of any of his/her obligations thereunder.
10.Advice Regarding Contemplated Activities. If requested in writing to do so by Employee, and provided that Employee provides sufficient and accurate information, Quest Diagnostics, within a reasonable amount of time, shall advise Employee in writing as to whether Quest Diagnostics views any proposed activity contemplated by Employee as constituting violations of this Agreement.
11.Ability to Earn a Living. Employee acknowledges that, in the event of his/her Termination of Employment, Employee will be able to earn a livelihood without violating the restrictions contained in this Agreement.
12.Conduct Not Prohibited. Employee agrees and acknowledges that nothing in this Agreement is intended to prohibit or restrict him/her from: (i) making any disclosure of information required by applicable law or regulation or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; (ii) filing or providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization, including, but not limited to, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, and the Occupational Safety and Health Administration; (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged

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violation of any federal, state, or municipal law relating to fraud or any rule or regulation of any self- regulatory organization; or (iv) discussing the terms and conditions of Employee’s employment with co-workers or union representatives or exercising protected rights under Section 7 of the National Labor Relations Act. In addition, Employee understands that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee further understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
13.Duties to Prior Employer. Employee agrees and acknowledges that he/she is not subject to any agreement with a prior employer or any other entity or person that would preclude Employee from accepting or continuing employment with Quest Diagnostics and fully executing his/her job duties. Employee further acknowledges that he/she has been instructed by Quest Diagnostics not to use, retain, or disclose any trade secrets or confidential information of any of his/her former employers. Employee agrees and acknowledges that he/she has not retained and will not use or disclose any trade secrets or confidential information of any of his/her former employers. Employee understands and acknowledges that if his/her representations in this Paragraph are not accurate, then he/she will be subject to discipline by Quest Diagnostics, up to and including dismissal.
14.Severability. Each covenant set forth in this Agreement shall be construed to be separate and distinct from every other covenant set forth herein. In the event that any court shall declare any of such covenants to be invalid, then the remaining covenants and obligations shall be deemed independent, divisible, and enforceable. It is further agreed that the inclusion of the covenants as specified in this Agreement are reasonable and necessary. If any provision of this Agreement is held to be unenforceable because of the scope of such provision or for any other reason, the court making such determination shall have the power to modify the terms of such provision(s) to the minimum extent necessary to make such provision(s) enforceable, and said provision(s) shall then be enforceable and enforced in accordance with such modification.
15.Governing Law/Jurisdiction. This Agreement shall be governed by and construed under New Jersey law (unless Employee is a California employee, then California law applies, or a Colorado employee, then Colorado law applies) without regard to conflict of law principles, and shall inure to the benefit of and may be enforced by Quest Diagnostics, its successors, affiliates, subsidiaries or assigns, and shall be binding upon Employee and his/her successors and assigns. Employee irrevocably and unconditionally agrees that all disputes, actions or proceedings relating to or arising from this Agreement will, without exception, be litigated and tried only in the U.S. District Court of New Jersey (Newark), or if there is no basis for federal jurisdiction, in Superior Court, Morris County, New Jersey or Superior Court, Hudson County, New Jersey (unless Employee is a California employee, then exclusively to

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the federal or state courts of the State of California, or a Colorado employee, then exclusively to the federal or state courts of the State of Colorado). Employee submits to the exclusive jurisdiction of and venue in these courts for the purpose of any such action or proceeding (including, but not limited to, any action initiated by Employee, including, but not limited to, any declaratory judgment actions). The parties hereby waive trial by jury in (i) any claim or controversy arising from this Agreement or its breach and (ii) any action or proceeding relating to Employee’s employment with Quest Diagnostics (unless Employee is a California employee, then the parties do not waive trial by jury).
16.Modification/Waiver. In order to waive or modify any part of this Agreement, both Quest Diagnostics and Employee must execute a new agreement expressly indicating their intention to waive or modify the specified provisions of this Agreement. For such a modification to be effective, it must be executed by Quest Diagnostics and Employee. If Quest Diagnostics chooses not to enforce its rights in the event Employee breaches some or all of the terms of this Agreement, Quest Diagnostics’ rights with respect to any such breach shall not be considered a waiver of a future breach by Employee of this Agreement, regardless of whether the breach is of a similar nature or not.
17.Entire Agreement. This Agreement accurately and entirely sets forth the understandings reached between Employee and Quest Diagnostics regarding the subject matter hereof, and Employee warrants and represents that he/she has not relied on any statements, promises, or representations that are not reflected expressly herein. If there are any prior written or oral statements, promises, representations, understandings or agreements pertaining to the subject matter addressed in this Agreement, including but not limited to, any restrictive covenant contained in a separate agreement between Employee and Quest Diagnostics or a part of an equity grant provided to Employee by Quest Diagnostics, they are specifically superseded by this Agreement and have no effect.
18.Assignment. This Agreement may be assigned by Quest Diagnostics without Employee’s consent. This Agreement is not assignable by Employee.
19.At-Will. Employee agrees that nothing herein alters his/her at-will employment relationship, nor alters his/her or Quest Diagnostics’ right to terminate the employment relationship at any time.
20.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
21.Acknowledgements. Employee acknowledges that: (a) the consideration received is adequate; (b) she/he has had the opportunity to consult with counsel regarding the Agreement; (c) the Agreement has been negotiated at arm’s length and thus any interpretation should not be construed against the party that has drafted the Agreement; and (d) no act or omission by Quest Diagnostics nor failure by it to promptly enforce any rights under this Agreement shall be deemed to constitute a waiver of such rights.